UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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E*TRADE Financial Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Stockholders

To Be Held May 9, 2013

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” the “Company”, “us” or “we”), which will be held at the Time & Life Building Conference Center, 1271 Avenue of the Americas, 2nd Floor—Room # 1, New York, NY 10020-1302, on May 9, 2013 at 10:00 a.m. EDT, for the following purposes:

1.	To elect nine directors to the Board of Directors to serve until the 2014 annual meeting of Stockholders.

2.	To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.

3.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for 2013.

4.	To act upon such other business as may be brought before the meeting, or any adjournment or postponement thereof, by or at the direction of the Board.

The Board has fixed the close of business on March 11, 2013 as the record date for determining those stockholders entitled to vote at the Annual Meeting.

We have adopted the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to our stockholders instead of a paper copy of this Proxy Statement and our 2012 Annual Report on Form 10-K, other than to those stockholders who have previously requested printed materials. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet as well as instructions on how to obtain printed materials. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

All stockholders of record on March 11, 2013 are invited to attend the Annual Meeting. To gain admission to the Annual Meeting, you will be required to present identification containing a photograph and some indication that you are a stockholder of the Company. For security purposes prior to gaining admission to the Annual Meeting, you will be required to go through building security in the main lobby of 1271 Avenue of the Americas, New York, NY 10020. In addition, packages and bags may be inspected and they may have to be checked at the door. Finally, other measures may be used for the security of those attending the Annual Meeting. Please plan accordingly.

Representation of at least a majority of all outstanding shares of the Company’s Common Stock in person or by proxy is required to constitute a quorum for the Annual Meeting. For that reason, it is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE. Unless you have previously requested printed materials or you request a paper copy of our proxy materials in the manner specified in the Internet Availability Notice, you will not receive a paper proxy card. We encourage you to submit your proxy online. Your proxy may be revoked online at any time prior to 11:59 p.m. EDT on May 8, 2013.

Please read the proxy materials carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Frank J. Petrilli
Chairman of the Board

March 29, 2013

New York, New York

Stockholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 9, 2013

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of E*TRADE Financial Corporation (“E*TRADE,” the “Company”, “us” or “we”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at the Time & Life Building Conference Center, 1271 Avenue of the Americas, 2nd Floor—Room # 1, New York, NY 10020-1302, on May 9, 2013 at 10:00 a.m. EDT, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) was first mailed to stockholders on or about March 29, 2013. On or about March 29, 2013, we also mailed paper copies of this Proxy Statement and the proxy card to certain stockholders who previously requested paper materials. The principal offices of E*TRADE are located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

VOTING PROCEDURES—QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

Common stockholders of record at the close of business on March 11, 2013 (the “Record Date”) may vote. On that date there were 286,741,268 outstanding shares of our Common Stock, $0.01 par value per share (the “Common Stock”).

All of the shares of Common Stock are entitled to vote at the Annual Meeting. Stockholders of record on the Record Date will have one vote for each share of Common Stock they hold.

How do proxies work?

The Board is asking for your proxy. By giving your proxy to the persons named in this Proxy Statement, you authorize them to vote your shares of Common Stock at the Annual Meeting in the manner you direct. You may vote your shares for, against or abstain for all, some or none of the director nominees and you may choose to vote your shares for, against or abstain with respect to the other matters we are submitting to a vote of our stockholders at the Annual Meeting. If you complete and submit your proxy voting instructions, but do not specify how to vote, the persons named as proxies will vote your shares FOR the election of directors as described in “Proposal 1—Election of Directors”; FOR approval of the compensation paid to the Named Executive Officers of the Company as described in “Proposal 2—Advisory Vote to Approve Executive Compensation”; and FOR ratification of the selection of accountants as described in “Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm”.

How can I receive a paper or electronic copy of this proxy statement?

We mailed the Internet Availability Notice to our stockholders instead of a paper copy of this Proxy Statement and our 2012 Annual Report on Form 10-K, except to certain stockholders who previously requested paper materials. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

How do I vote?

You may vote in person by attending the meeting or by proxy. If you are a stockholder of record on the Record Date, you may vote by proxy through the Internet, by telephone or by mail. You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

To vote through the Internet, please visit www.proxyvote.com before 11:59 p.m. EDT on May 8, 2013. The Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.proxyvote.com.

Please help us reduce the impact on the environment and save time and postage costs by voting through the Internet or by telephone. If your shares are held in “street name” by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one Internet Availability Notice or Proxy Card?

You may receive more than one Internet Availability Notice or Proxy Card depending on how you hold your shares. You will receive an Internet Availability Notice or Proxy Card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive materials from them asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one Internet Availability Notice or Proxy Card and may have to cast multiple votes. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

You can revoke your proxy before the time of voting at the Annual Meeting in several ways (the revocation has to be received before the Annual Meeting to be counted):

•	by voting again at www.proxyvote.com before 11:59 p.m. EDT on May 8, 2013,

•	by mailing a revised proxy dated later than the prior proxy, or

•

by notifying our Corporate Secretary in writing that you are revoking your proxy. Our Corporate Secretary may be reached at our principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

You can also revoke your proxy by voting in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders as of March 11, 2013 or their duly appointed proxies and guests of the Company may attend the Annual Meeting. Please bring identification containing a photograph and proof of share ownership with you to the meeting. For example, the Internet Availability Notice received in connection with this meeting or a bank or brokerage account statement showing you owned Common Stock in the Company on March 11, 2013, the Record Date, is acceptable proof of share ownership.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence of a majority of the outstanding shares of Common Stock entitled to vote, in person or represented by proxy. You will be counted toward the quorum requirement if you have voted by proxy.

Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

For Proposal 1, assuming a quorum is present, directors will be elected by a majority of the votes cast. “Votes cast” excludes both abstentions and “broker non-votes.” In an uncontested election, such as this year’s, any director nominee who receives an equal or greater number of votes “against” from his or her election as compared to votes “for” his or her election must tender his or her resignation to the Governance Committee of the Board. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the stockholder vote and will publicly disclose its decision, including its rationale. Please see “Board Meetings and Committees—Majority Voting Policy” below for further details.

The outcome of the votes on the compensation paid by the Company to its Named Executive Officers in Proposal 2 will not be binding on the Board. The Board, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote. An affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be considered the approval, by an advisory vote, of the compensation of our Named Executive Officers in Proposal 2 and to ratify the selection of the independent registered public accounting firm in Proposal 3. Abstentions will have the same effect as a vote against Proposals 2 and 3.

If you hold your shares of Common Stock through a broker and you do not instruct the broker on how to vote, your broker may exercise its discretionary authority to vote your shares regarding Proposal 3, but cannot exercise its discretionary authority to vote your shares regarding Proposals 1 and 2. Such broker non-votes will have no effect with respect to Proposals 1 and 2.

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to advise the Company and assist with the solicitation of proxies for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending soliciting materials to stockholders and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally or by telephone or electronic media by our employees.

What if only one copy of these proxy materials was delivered to multiple stockholders who share a single address?

In some cases, only one mailing envelope with multiple Internet Availability Notices (or delivery of one copy of this Proxy Statement and the accompanying 2012 Form 10-K, for those who previously requested paper copies) is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the mailing to a stockholder at a shared address to which a single copy of the mailing was delivered. To request a separate delivery of the mailing now or in the future, you may submit a written request to our Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302. You may also send an email to ir@etrade.com or call us at (646) 521-4340. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the same mailings and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine directors are currently standing for election to the Board. Under the Company’s Amended and Restated Certificate of Incorporation, each of the Nine nominees standing for election at this Annual Meeting would, if elected, serve for a term beginning on the date of election and ending at the 2014 Annual Meeting of Stockholders or until his or her earlier resignation or removal. Messrs. Fisher, Griffin and Petrilli are not standing for re-election at the Annual Meeting.

The nominees for the Board are set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy, if any. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies they receive for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware of any nominee who will be unable or will decline to serve as a director.

Qualifications of Directors

The Board, acting through the Governance Committee, is responsible for recommending to the stockholders a group of nominees that, taken together, have a significant breadth and diversity of experience, professional expertise, knowledge and abilities to carry out the Board’s responsibilities. Our Governance Committee Charter requires the Governance Committee to periodically review the composition of the Board and its committees in light of the risks, current challenges and needs of the Company and determine whether to add or remove individuals “after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience, and relations with various constituencies.”

In presenting this year’s nominees, the Governance Committee considered, among other things, the invaluable experience they gained dealing with the Company’s credit issues and during the Company’s regulatory transition, their ability to work as a collegial group during various intense and stressful periods and their willingness to spend the time necessary to perform their role despite other professional commitments.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and a record of achievement in senior executive capacities, the Governance Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company.

In determining that each member of the Board should serve on the Board, the Governance Committee considers the following specific experience and skills of the current Board:

•

experience in a broad range of occupations and industries which provides differing viewpoints and expertise relating to execution of the Company’s business plans. These include banking, brokerage and financial services (Messrs. Idzik, Lam and Lawson, Ms. Saeger and Messrs. Sclafani, Velli and Willard), technology and e-commerce (Messrs., Idzik, Lam and Lawson and Ms. Weaver), marketing and consumer retail (Messrs. Lawson and Mmes. Saeger and Weaver), legal (Messrs. Kanner and Willard), and Enterprise Risk Management (Mr. Lam);

•	experience as a long-time director of the Company’s largest subsidiary, E*TRADE Bank (Mr. Willard);

•

significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management, auditing and accounting (Messrs. Lawson and Sclafani and Ms. Weaver), credit and risk management (Messrs. Lam and Lawson), regulated financial services (Messrs. Idzik, Lam, Lawson, Sclafani, Ms. Saeger and Mr. Velli), bank regulation (Messrs. Idzik, Velli and Willard), and corporate governance (Messrs. Kanner and Lam and Ms. Weaver); and

•

geographical diversity to reflect the Company’s broad and international client base, including Western U.S. (Mmes. Saeger and Weaver) and Eastern U.S. (Messrs. Idzik, Kanner, Lam, Lawson, Sclafani, Velli and Willard).

Nominees to the Board of Directors

Name	Principal Occupation	Director Since	Age as of May 9, 2013
Paul T. Idzik	CEO, E*TRADE Financial Corporation	2013	52
Frederick W. Kanner	Senior Of Counsel, Covington & Burling LLP	2008	70
James Lam	President, James Lam & Associates	2012	52
Rodger A. Lawson	Retired Financial Services Executive	2012	66
Rebecca Saeger	Retired Marketing Executive	2012	58
Joseph L. Sclafani	Retired Banking Executive	2008	64
Joseph M. Velli	Chairman and CEO of ConvergEx Group, LLC	2010	55
Donna L. Weaver	Chairman of MxSecure, Inc.	2003	69
Stephen H. Willard	Chairman of the Board, Flamel Technologies, Inc.	2005	52

Paul T. Idzik has been a director of the Company and CEO since January 2013. Prior to joining the Company, Mr. Idzik was Group Chief Executive of DTZ Holdings PLC in London from November 2008 to August 2011. He also spent 10 years at Barclays PLC, first as Chief Administration Officer and then Chief Operating Officer at Barclays Capital Group, and then as Group Chief Operating Officer of Barclays PLC. Mr. Idzik began his career as a consultant and spent over a decade with Booz Allen Hamilton, Inc. Mr. Idzik is on the Board of Trustees of Oxford Philomusica, Oxford’s professional symphony orchestra. Mr. Idzik has a B.A. in Economics and Computer Applications from the University of Notre Dame and an MBA in Finance and Accounting from the University of Chicago. He is President of E*TRADE Bank and a member of the E*TRADE Bank board.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is Senior Of Counsel at the law firm of Covington & Burling LLP in New York City. He was a partner in the law firm of Dewey Ballantine LLP and subsequently Dewey & LeBoeuf LLP from 1976 until he retired from the full-time practice of law at the end of 2009 and was Of Counsel until May 2012. He served as Chairman of Dewey’s Corporate Finance practice for more than 15 years and as a member of its Management Committee for 20 years. He is a member of the board of directors of National Benefit Life Insurance Company, where he serves as Chairman of the Audit Committee, and the Lawyers’ Committee for Civil Rights Under Law. Mr. Kanner received a Bachelor of Arts degree in economics from the University of Virginia and a Juris Doctor from the Georgetown University Law Center. Mr. Kanner is a member of the E*TRADE Bank board, the Audit Committee, the Compensation Committee and the Governance Committee.

James Lam has been a director of the Company since November 2012. Mr. Lam previously served as Founder and President of ERisk, Chief Risk Officer of Fidelity Investments, and Chief Risk Officer of GE Capital Markets Services, Inc. Mr. Lam is currently President of James Lam & Associates, a firm focused on corporate governance and risk management. He is the author of the best-selling book, Enterprise Risk Management (Wiley, 2003). Mr. Lam graduated summa cum laude with a BBA from Baruch College in 1983, and received an MBA with honors from UCLA in 1989. In 2004, he was appointed Senior Research Fellow at Peking University. Mr. Lam has taught MBA classes at Babson College and the Hult International Business School, and has guest lectured at Harvard Business School. Mr. Lam is a member of the E*TRADE Bank board, a member and Chair of the Risk Oversight Committee and a member of the Audit Committee.

Rodger A. Lawson has been a director of the Company since February 2012 and was Lead Independent Director from August 2012 to January 2013. Mr. Lawson is a retired financial services executive who most recently served as President and CEO of Fidelity Investments—Financial Services. Prior to joining Fidelity,

Mr. Lawson served in several senior executive roles with Prudential Financial including Vice Chairman of Prudential Financial. He has held numerous other executive positions in financial services, including President and CEO of Van Eck Global, and Managing Director and Partner of Bankers Trust Company and CEO of the Private Bank and Global Mutual Funds. Previously, Mr. Lawson was President and CEO of Fidelity Investments Retail Group, and CEO of the Dreyfus Service Corporation. Mr. Lawson is currently on the board of directors of UnitedHealth Group, Inc. Mr. Lawson is a member of the E*TRADE Bank board and the Compensation Committee.

Rebecca Saeger has been a director of the Company since February 2012. Ms. Saeger served as Executive Vice President at Charles Schwab from 2004 through 2010, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President Marketing at Visa U.S.A. Previously, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding, and Senior Vice President at Ogilvy & Mather. She has served on the board of directors as Chair of the Association of National Advertisers (ANA). She received a Bachelor of Arts from Muhlenberg College and an MBA from the Wharton School at the University of Pennsylvania. Ms. Saeger is member of the E*TRADE Bank board and a member of the Governance Committee and Compensation Committee.

Joseph L. Sclafani has been a director of the Company since June 2008. Mr. Sclafani is former Executive Vice President and Controller of JPMorgan Chase & Co. His 38 years of experience include 27 years at JPMorgan Chase & Co. and its predecessors, serving most recently as Corporate Controller responsible for corporate financial operations, regulatory reporting, financial accounting and reporting and accounting policies. Mr. Sclafani also spent 11 years at KPMG as a certified public accountant. He earned a Bachelor of Arts degree from St. Francis College in Brooklyn and completed post-graduate studies in finance at Bernard Baruch. Mr. Sclafani is a member of the E*TRADE Bank board, a member and the Chair of the Audit Committee, where he is designated an audit committee financial expert, and is a member of the Risk Oversight Committee.

Joseph M. Velli has been a director of the Company since January 2010. Mr. Velli is the Chairman and CEO of ConvergEx Group, LLC (“ConvergEx”), a global provider of software products and technology services to asset managers and financial intermediaries. Mr. Velli was formerly Senior Executive Vice President of The Bank of New York and CEO of BNY Securities Group. During his tenure with the Bank of New York, Mr. Velli led Global Issuer Services, Global Custody and related Investor Services, Consumer Banking and Global Marketing and Sales. He was also Sector Head of Global Issuer Services and Senior Executive Vice President, responsible for Consumer Banking at the Bank of New York. Prior to joining The Bank of New York, Mr. Velli was head of Citibank’s Depositary Receipt business. He currently serves on the board of Paychex, Inc. Mr. Velli holds an M.B.A. in Finance from Fairleigh Dickinson University and a B.A. in accounting from William Paterson University of New Jersey. Mr. Velli is a member of the E*TRADE Bank board, the Governance Committee and the Compensation Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is Chairman of MxSecure, Inc., a provider of internet-based transcription, electronic health record and speech recognition services and software to medical practices nationwide. A Certified Management Accountant, Ms. Weaver received a Bachelor of Science from the University of Arizona in Economics and Finance and a Master of Science in Management from the Stanford Graduate School of Business. Ms. Weaver has served on the boards of several public and private companies during her career. Ms. Weaver is a member of the E*TRADE Bank board, a member and Chair of the Governance Committee and a member of the Risk Oversight Committee and the Audit Committee.

Stephen H. Willard has been a director of the Company since April 2005. He is the Chairman of the Board of Directors of Flamel Technologies, S.A., a NASDAQ-traded biotech company. Previously, he served as CFO, and then CEO, of that company. Mr. Willard is an expert in bank regulatory matters and previously served as Associate Director of Resolutions of the Federal Deposit Insurance Corporation (“FDIC”), where he was responsible for management and resolution of troubled banks with assets in excess of $1 billion. He also worked as an investment banker and as an attorney in private practice. From June 2000 until joining the Company’s board, Mr. Willard served as an independent member of the board of directors of ETB Holdings, Inc. and E*TRADE Bank and is currently a member of the E*TRADE Bank board. Mr. Willard received a Bachelor of Arts degree from Williams College and a Juris Doctorate from Yale Law School. He is a member of the Audit Committee where he is designated an audit committee financial expert, the Risk Oversight Committee and the Governance Committee.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees as directors listed above.

BOARD MEETINGS AND COMMITTEES

The Board held a total of 15 meetings during 2012. Each current director attended at least 75% of the aggregate of the total number of meetings of (i) the Board and (ii) the committees of the Board on which he or she served. Our non-management directors meet in executive session without management at least quarterly. The Chairman of the Board, or our Lead Independent Director during Mr. Petrilli’s tenure as Chairman and Interim CEO, led these meetings during 2012. Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. At the time of the 2012 Annual Meeting of Stockholders, we did not have a formal policy regarding director attendance at our annual stockholder meetings, and ten of the eleven then-current directors attended the 2012 Annual Meeting of Stockholders.

During 2012, the Board had an Audit Committee, a Compensation Committee, a Governance Committee and a Risk Oversight Committee. Each member of the Audit Committee, Compensation Committee and Governance Committee met the independence requirements of the NASDAQ Global Select Market (“NASDAQ”) and all members of the Risk Oversight Committee met these independence requirements, with the exception of Mr. Freiberg. The charters of each of these committees, as well as our Code of Professional Conduct, Corporate Governance Guidelines and Related Party Transactions and Procedures Policy, are available on our website at investor.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. We intend to post on our website referred to above any amendments to or waivers from our Code of Professional Conduct or Related Party Transactions and Procedures Policy that apply to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer. The information on our website is not a part of this Proxy Statement. The committees of the Board, their members during 2012, their primary responsibilities and the number of times the committees met during 2012 are described below.

Committee (1)	Members During 2012	Primary Responsibilities	Number of Meetings
Audit Committee (2)	Joseph Sclafani, (Chair) Frederick Kanner James Lam (3) Rodger Lawson (4) Michael Parks (5) Donna Weaver Stephen Willard	Reviews the Company’s financial reporting processes. This Committee also reviews the results of the Company’s internal audits and meets with the Company’s independent accountants to review the Company’s internal controls regarding finance and accounting.	15 meetings

Compensation Committee	Ronald Fisher, (Chair) Frederick Kanner Rodger Lawson (4) Lewis Randall (6) Rebecca Saeger (7) Joseph Velli	Recommends to the Board the compensation arrangements for the Company’s senior executives and oversees administration of our benefit plans, including our equity incentive plans. This Committee also reviews the performance of the CEO and the members of the Company’s senior management team at least annually. As discussed in the Compensation Discussion and Analysis, this Committee retains an outside consultant.	8 meetings

Committee (1)	Members During 2012	Primary Responsibilities	Number of Meetings
Governance Committee	Donna Weaver, (Chair) Frederick Kanner Michael Parks (5) Lewis Randall (6) Rebecca Saeger (7) Joseph Velli (8) Stephen Willard	Oversees the Board’s and its committees’ governance practices. This Committee also leads any search for new Board members; recommends committee assignments and develops, recommends and oversees compliance with the Company’s Corporate Governance Guidelines and the Company’s Code of Professional Conduct. The Committee also leads the Board’s succession planning activities.	12 meetings

Risk Oversight Committee	James Lam (Chair) (3) Steven Freiberg (9) Kenneth Griffin Rodger Lawson (4) Michael Parks (5) Joseph Sclafani Donna Weaver (10) Stephen Willard (11)	Assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; identifies, assesses and manages the Company’s risk; defines the risk profile of the Company; manages the financial risk and return for the Company; supervises compliance with legal and regulatory requirements; and evaluates the Company’s strategic planning, including reviewing material strategic transactions and potential material investments by the Company in, or in the Company by, third parties.	14 meetings

(1)	Our Chairman of the Board is invited to attend each Committee meeting in an ex officio role. Mr. Lawson, in his capacity as Lead Independent Director from August 9, 2012 to January 2013, was invited to attend each committee meeting in which he was not already a member of in an ex officio role.

(2)	The Board has determined that each of Messrs. Sclafani and Willard is an “audit committee financial expert” within the meaning of applicable regulations under the Exchange Act of 1934 (“Exchange Act”). No member of the Audit Committee serves on the audit committee of more than one other public company.

(3)	Mr. Lam joined the Board effective November 14, 2012. He became a member of the Audit Committee and a member and Chair of the Risk Oversight Committee effective November 14, 2012.

(4)	Mr. Lawson joined the Board effective February 10, 2012. He was a member of the Audit Committee and Risk Oversight Committee from May 10, 2012 until December 6, 2012. Mr. Lawson became a member of the Compensation Committee effective December 6, 2012.

(5)	Mr. Parks retired from the Board effective May 10, 2012. He was member of the Audit Committee, Governance Committee and a member and Chair of the Risk Oversight Committee until May 9, 2012.

(6)	Mr. Randall retired from the Board effective February 10, 2012. Mr. Randall was a member of the Governance Committee and the Compensation Committee until February 9, 2012.

(7)	Ms. Saeger joined the Board effective February 10, 2012. She became a member of the Compensation Committee and the Governance Committee effective May 10, 2012.

(8)	Mr. Velli became a member of the Governance Committee effective May 10, 2012.

(9)	Mr. Freiberg was a member of the Board until August 8, 2012. Mr. Freiberg was a member of the Risk Oversight Committee until May 10, 2012.

(10)	Ms. Weaver became a member of the Risk Oversight Committee effective May 10, 2012.

(11)	Mr. Willard was the Chair of the Risk Oversight Committee from May 10, 2012 until November 14, 2012.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews reports from members of senior management and committees on areas of material risk to the Company, including credit, interest rate, liquidity, market, operational, strategic, reputational, legal and regulatory risks. In particular, the Risk Oversight Committee assists the Board and senior management, including the Company’s Chief Risk Officer, the Company’s General Counsel and the Company’s Chief Compliance Officer, in the effective identification, assessment and management of the Company’s risks and in working to improve the financial risk and return of the Company. The Risk Oversight Committee reviews financial matters including capital expenditures, asset and liability management and cash management policies, funding and liquidity requirements, capital structure and financing, regulatory capital and ratios, dividend policy; the Company’s risk appetite statement; the Company’s policies and procedures for managing operational risk, credit risk, market risk, interest rate risk, investment risk and liquidity risk; and the Company’s policies governing mergers and acquisitions, principal investments, dispositions of assets and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in evaluating risks arising from Company executive and non-executive compensation programs as well as succession planning for our executive officers. The Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our directors, and corporate governance. The Audit Committee assists the Board in overseeing risks associated with financial reporting and internal controls.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and sets thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of NASDAQ and the Board’s own categorical standards (as well as Rule 10A-3(b) of the Exchange Act in the case of Audit Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

1. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services is still presumed independent if such payments were less than the greater of 5% of such other entity’s gross consolidated revenues for such fiscal year and $200,000.

2. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 5% of such other entity’s total consolidated assets at the end of such fiscal year and $200,000.

3. A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 5% of the law firm’s gross revenues for such fiscal year and $200,000.

4. A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 5% of the investment banking firm’s consolidated gross revenues for such fiscal year and $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that during 2012:

•	Messrs. Fisher, Griffin, Kanner, Lam, Lawson, Parks and Randall, Ms. Saeger, Messrs. Sclafani and Velli, Ms. Weaver and Mr. Willard were each independent.

•	Mr. Petrilli was independent prior to his term of employment as Interim CEO.

•	Mr. Freiberg was not independent.

In determining that Mr. Velli was independent, the Governance Committee considered a contract for clearing and transfer agent services entered into in 2010 between a subsidiary of the Company and a subsidiary of ConvergEx where Mr. Velli is the CEO. The subsidiary of the Company conducted a competitive process, without any involvement by Mr. Velli and ultimately chose ConvergEx to provide the services because the terms and price were substantially better than those offered by other providers. Based upon information received from ConvergEx, these payments to ConvergEx during 2012 represented less than 1% of ConvergEx’s consolidated revenues for the year.

In determining that Mr. Griffin was independent, the Governance Committee considered Mr. Griffin’s affiliation with Citadel, the Company’s largest shareholder until mid-March 2013, and the fact that entities controlled by Citadel pay the Company for order flow pursuant to at-will arrangements at negotiated rates that are subject to change at any time. During 2012, these payments represented less than 0.5% of the Company’s consolidated total net revenue for the year.

The Board has also determined that each member of the Company’s Audit Committee, Compensation Committee and Governance Committee is independent.

Identifying and Evaluating Director Nominees

The Governance Committee uses various methods to identify director nominees. The Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other parties. While there is no diversity policy or fixed set of qualifications that must be satisfied before a candidate will be considered, we seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. All candidates are then evaluated based on a review of the individual’s qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Under our Bylaws, there shall not be less than six nor more than twelve directors concurrently serving on the Board. The Board will reduce its size to nine directors upon the election of directors at the annual meeting. Our Bylaws permit the Board to increase its size within the authorized range and add new directors between stockholder meetings. Any director elected by the Board in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting.

Submission of Director Nominees to the Governance Committee by Stockholders

The Governance Committee will consider director candidates submitted by any stockholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor of the Company. Such recommendations must be mailed to: 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the stockholder’s stock ownership over the previous twelve months; (ii) a statement that the stockholder is not a competitor of the Company; (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications; and (iv) a statement whether the candidate has expressed interest in serving as a director. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Governance Committee will consider such candidacy and will advise the recommending stockholder of its final decision. Any nominee for the Board, at the request of the Board, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy, described below.

Board Leadership

The Board believes that separating the functions of Chairman and Chief Executive Officer generally strengthens the Board’s independence from management. However, whenever the Chairman and CEO are the same person, the Board is expected to elect an independent, non-management director who coordinates the activities of the other non-management directors (“Lead Director”). For example, Mr. Petrilli was Non-Executive Chairman of the Board from January 2012 until August 2012, when he became Chairman and Interim CEO. The Board believed it was appropriate for Mr. Petrilli to serve in both positions during the search for a permanent CEO, but during such time, Mr. Lawson served as Lead Director. The responsibilities of the Lead Director include providing a communication channel to and among the non-management directors, serving as the principal liaison on Board-wide issues between the independent directors and the Chairman, and presiding at all Board meetings at which the Chairman of the Board is not present including executive sessions of the Board.

Majority Voting Policy

Our Bylaws and Corporate Governance Guidelines provide that the voting standard for the election of directors in uncontested elections is a majority voting standard. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Amended and Restated Certificate of Incorporation.

If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit in advance an irrevocable, contingent resignation to the Chair of the Governance Committee that the Board may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier removal. In 2012, all nominees currently serve on the Board.

DIRECTOR COMPENSATION

Cash Compensation. The Director Compensation policy for cash fees for non-employee directors in 2012 was as follows:

Annual Board Retainer for All Board Members	$50,000
Additional Annual Retainer for Each Committee Chairperson	$10,000
Additional Annualized Retainer for Service as Non-Executive Chairman of the Board or Lead Director	$50,000
Each Board Meeting Attended or Action by Written Consent	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Chairperson	$2,500
Each Committee Meeting Attended as Non-Executive Chairman or Lead Director (1)	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Member	$2,000

(1)	In addition to membership on any particular Committee, Mr. Lawson, as Lead Director as of August 9, 2012, and Mr. Petrilli, in his capacity as Non-Executive Chairman until he became Chairman on August 9, 2012, were invited to attend all meetings of the Board’s Committees in an ex officio capacity, and each received compensation for each Committee meeting attended in such capacities.

All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board and its committees. Non-employee directors do not participate in any other benefit plan (including pension or deferred compensation plan) or receive perquisites.

Equity Compensation. In 2012, each then non-employee director, other than Mr. Griffin, received the following grant of a restricted stock award on the date of our annual meeting:

•

A grant of restricted stock with a fair market value on the date of grant (measured as the average of the high and low of the price of the Common Stock on that date) equal to $50,000, which resulted in the grant of 5,154 restricted shares to each individual.

•

Each restricted stock award vests one year from the date of issuance, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death of the director while serving as a Board member.

Generally, non-employee directors receive initial grants when they join the Board (generally a prorated portion of the annual grant) and then annual grants at the time of the annual meeting. The Governance Committee regularly reviews our non-employee director compensation policy.

2012 Director Compensation Table

The table below does not include Mr. Freiberg, who did not receive separate compensation for his service on the Board of Directors, or Mr. Petrilli, whose non-employee director compensation received prior to his appointment as Interim CEO is included in the Summary Compensation Table together with his Interim CEO compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Total ($) (4)
Ronald D. Fisher	97,500	50,000	147,500
Kenneth C. Griffin	93,500	—	93,500
Frederick W. Kanner	141,500	50,000	191,500
James Lam	—	25,000	25,000
Rodger A. Lawson	107,000	62,500	169,500
Michael A. Parks	70,500	—	70,500
Lewis E. Randall	29,000	—	29,000
Rebecca Saeger	94,000	62,500	156,500
Joseph L. Sclafani	147,500	50,000	197,500
Joseph M. Velli	109,000	50,000	159,000
Donna L. Weaver	165,000	50,000	215,000
Stephen H. Willard	167,000	50,000	217,000

(1)	Amounts reported in this column constitute the aggregate grant date fair value of each award, calculated in accordance with the stock compensation accounting guidance under accounting principles generally accepted in the United States of America (“GAAP”) as more fully described in Note 1 of Item 8. Financial Statements and Supplementary Data in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013 with the Securities and Exchange Commission.

(2)	As discussed above, on May 10, 2012, the date of the 2012 Annual Meeting of Stockholders, each non-employee director received a stock award with an aggregate grant date fair value equal to the Annual Board Retainer received by the directors. Each director who served on the Board at that time, other than Messrs. Freiberg and Griffin, received a stock award of 5,154 restricted shares, with an aggregate grant date fair value of $50,000. When Mr. Lam joined the Board, he received a grant of restricted stock with a fair market value on the date of the grant (measured as the average of the high and low of the price of the Common Stock on that date) equal to $25,000, which resulted in the grant of 3,184 restricted shares.

(3)	As of December 31, 2012, each of Messrs. Fisher, Kanner, Sclafani, Velli, and Willard and Ms. Weaver held an aggregate of 6,697 unvested restricted stock awards; Mr. Lam held 3,184 unvested restricted stock awards; Mr. Lawson and Ms. Saeger held 6,520 unvested restricted stock awards and Mr. Petrilli held 6,717 unvested restricted stock awards. As of December 31, 2012, Mr. Fisher held an aggregate of 14,293 outstanding stock options; each of Messrs. Kanner and Sclafani held an aggregate of 4,000 outstanding stock options; Mr. Parks held an aggregate of 14,293 outstanding stock options; Mr. Randall held an aggregate of 4,000 outstanding stock options; Ms. Weaver held an aggregate of 12,000 outstanding stock options; and Mr. Willard held an aggregate of 13,500 outstanding stock options.

(4)	There are no compensation or benefit programs available for directors other than the cash fees and restricted stock awards described above. Consequently, the Company has not included columns in the Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

Policy of Equity Ownership for Board of Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of stockholders. Under our policy regarding equity ownership for non-employee directors, directors are expected to be beneficial owners of shares of the Company’s Common Stock with a market value equivalent to at least two years’ annual retainer fees within two years of joining the Board. Until a director has met this equity ownership guideline, directors are expected to hold any stock acquired by exercise of a stock option or vesting of restricted stock, net of the cost of acquisition and any tax obligation. During 2012, each of the Company’s non-employee directors was in compliance with this policy. The Company does not permit executive officers and directors to engage in hedging transactions involving Company stock.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking that you indicate your support, in a nonbinding advisory vote, for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we strive to weight our executive compensation program toward both cash and equity incentives that encourage and reward strong long-term performance and align the financial interests of our executives with the interests of our stockholders. Although, as an advisory vote, this proposal is not binding on the Company, the Compensation Committee will carefully consider the stockholder vote on this matter.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The Board of Directors recommends that stockholders vote FOR this proposal.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board will consider it as a direction to select other independent auditors for 2013. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given an opportunity to make a statement at the Annual Meeting if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit Fees paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2012 and 2011 are as follows:

	Audit Fees (a)	Audit-Related Fees (b)	Tax Fees (c)	Total Fees
2012	$4,860,000	$900,000	$670,000	$6,430,000
2011	$5,300,000	$900,000	$677,000	$6,877,000

(a)	Audit Fees in 2012 and 2011 include fees billed for the annual audit and quarterly reviews of the Company’s financial statements and the annual audit of the Company’s internal control over financial reporting for the years ended December 31, 2012 and December 31, 2011, respectively. Audit Fees also include review of documents filed with the Securities and Exchange Commission and participation in the meetings of the Audit Committee.

(b)	Audit-Related Fees in 2012 and 2011 include fees for assistance related to regulatory compliance, amended custody rule attestation and agreed upon procedures services, consultations related to accounting or disclosure treatment of transactions or events and/or the actual or potential effect of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and work performed in connection with registration statements and other SEC filings.

(c)	Tax Fees in 2012 and 2011 include fees for compliance and preparation of tax filings and fees for tax advice related to various transactions.

All audit and non-audit services and fees were pre-approved by the Audit Committee, either individually or by category. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Paul T. Idzik, the CEO, the following are our Named Executive Officers as of March 19, 2013 and are not directors:

Name	Age As of May 9, 2013	Current Position
Matthew J. Audette	38	Executive Vice President, Chief Financial Officer
Michael J. Curcio	51	Executive Vice President, President, E*TRADE Securities LLC

Matthew J. Audette is the Executive Vice President, Chief Financial Officer of the Company, a position he has held since January 2011. Mr. Audette joined E*TRADE in 2000, when the Company acquired Telebank, where he served as Controller in the Capital Markets department. Mr. Audette served from 2005 through 2010 as Senior Vice President, Corporate Controller. Prior to 2005, he served as Controller of E*TRADE Bank and Chief Financial Officer of E*TRADE Bank, a position he continues to hold. Mr. Audette also serves as Chief Financial Officer and as a board member of several of the Company’s other subsidiaries. He was also interim Chief Financial Officer in 2008. Since October 2011, he has served on the Board of Network for Teaching Entrepreneurship. He began his career in public accounting at KPMG and holds a Bachelor of Science in accounting from Virginia Tech.

Michael J. Curcio is the Executive Vice President of the Company and President of E*TRADE Securities LLC, a position he has held since 2005. Mr. Curcio joined the Company in 2002. Mr. Curcio is responsible for the strategic direction, customer relationships and ongoing management of our retail franchise including our investing, trading and banking solutions. Prior to joining the Company, Mr. Curcio was employed at TD Waterhouse, where he last served as Executive Vice President, Customer Relationship Management. He is former vice chairman of the Philadelphia Stock Exchange Board of Governors. He serves on the board of directors of the Jazz Foundation of America. Mr. Curcio also serves as a director and CEO of E*TRADE Capital Management, LLC and as an officer and a board member of several of the Company’s other subsidiaries. Mr. Curcio holds a bachelor’s degree in Business Administration from State University of New York at Plattsburgh.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 19, 2013, by (i) each director; (ii) each executive officer listed in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned (2)
DIRECTORS AND EXECUTIVE OFFICERS :
Audette, Matthew J. (3)	128,384		*
Curcio, Michael J. (4)	316,516		*
Fisher, Ronald D. (5)	33,496		*
Framke, Gregory A. (6)	239,779		*
Freiberg, Steven J. (7)	250,926		*
Griffin, Kenneth C. (8)	31,513		*
Idzik, Paul T.	—		*
Kanner, Frederick W. (9)	27,651		*
Lam, James	3,184		*
Lawson, Rodger A.	15,361		*
Petrilli, Frank J.	137,887		*
Saeger, Rebecca	6,520		*
Sclafani, Joseph L. (10)	17,863		*
Utton, Nicholas A. (11)	322,019		*
Velli, Joseph M.	12,327		*
Weaver, Donna L. (12)	45,201		*
Willard, Stephen H. (13)	31,521		*
All current directors and executive officers as a group	807,424		*
STOCKHOLDERS OWNING MORE THAN 5%:
T. Rowe Price Associates, Inc.	23,754,561	(14)	8.28%
100 East Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc.	17,316,870	(15)	6.04%
P.O. Box 2600
Valley Forge, PA 19482-2600
The Bank of New York Mellon Corporation	16,569,867	(16)	5.78%
One Wall Street, 31st Floor
New York, NY 10286

*	Less than 1%

(1)	Includes shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(2)	Based on 286,746,808 shares outstanding on March 19, 2013. Shares of Common Stock subject to options that are exercisable within 60 days of March 19, 2013 (and shares of Common Stock that may be obtained upon the conversion of convertible securities) are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Includes 74,788 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(4)	Includes 159,768 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(5)	Includes 14,293 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(6)	Includes 142,803 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(7)	As of August 8, 2012, except includes 87,079 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(8)	Includes shares beneficially owned by Citadel Investment Group, L.L.C. affiliates, Citadel Derivatives Trading Ltd. and Citadel Securities LLC, based upon Form 4 filed March 15, 2013.

(9)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(10)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(11)	As of March 4, 2013, except includes 159,701 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(12)	Includes 19,336 shares held by Weaver Living Trust UAD 11/16/89; includes 12,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(13)	Includes 13,500 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 19, 2013.

(14)	Number of shares based upon Form 13G filed February 13, 2013.

(15)	Number of shares based upon Form 13G/A filed February 11, 2013.

(16)	Number of shares based upon Form 13G filed February 4, 2013.

Compensation Discussion and Analysis

Our Compensation Philosophy: Compensation Considerations for 2012

Our Compensation Committee strives to establish a compensation program for executive officers that is heavily weighted toward incentives for sustainable long-term performance. In particular, we do this by allocating a significant percentage of annual compensation opportunities toward:

•	Annual cash payments based on important near-term financial and operational goals that we believe will improve our long-term results; and

•	Equity grants that vest over a period of time and align management with increasing shareholder value based on the long-term performance of our stock.

In 2012, over 84% of stockholder votes (excluding abstentions and broker non-votes) were cast in favor of the compensation of our NEOs, commonly referred to as a “say-on-pay vote.” Although this was only an advisory vote, we believe the approval by our stockholders shows support for our compensation philosophy of placing significant weight on the types of incentives that we pay. For this and other reasons (including our business achievements for the year as described below), our compensation committee retained its general approach to determining our executive compensation as described in this Compensation Discussion and Analysis.

Fiscal 2012 Business Highlights. Our core business is our trading and investing customer franchise. Building on the strengths of this franchise, our strategy is focused on strengthening our overall financial and franchise position, improving our market position in our retail brokerage business, capitalizing on the value of our complementary brokerage businesses, enhancing our position in retirement and investing, and continuing to manage and de-risk E*TRADE Bank. Our executive compensation program has been designed to recognize these efforts.

In determining whether our executive compensation was appropriate for 2012, the Board and the Compensation Committee recognized our achievements in the following areas in particular:

•

We formalized and submitted a long-term strategic and capital plan to the Office of the Comptroller of the Currency and the Federal Reserve Bank of Richmond during the second quarter of 2012, centered on the most efficient path to unlocking value for shareholders through reducing risk, deleveraging the balance sheet, and developing an enterprise risk management function to achieve distributions of capital from E*TRADE Bank to the Company.

•

We extinguished our high cost corporate debt by issuing an aggregate principal amount of $505 million of 6% senior notes due November 2017 and $800 million of 6 3/8% senior notes due November 2019 and using the proceeds to redeem all of the outstanding 12 1/2% springing lien notes due November 2017 and 7 7/8% senior notes due December 2015.

•

During the second half of the year, we began proactively deleveraging our balance sheet. Since we initiated this effort, we successfully completed $4.9 billion of our total $8.5 billion deleveraging target.

•	We began the process of making significant enhancements to our enterprise risk management capabilities, to create a structure appropriate for the current regulatory environment.

•	We completed a comprehensive review of the Company’s controllable expense base, ultimately identifying $110 million of cost reductions, scheduled for implementation by the end of 2013.

•	We launched a number of customer-facing products and services, in addition to several enhancements of existing offerings during the year, including:

•	The launch of E*TRADE 360, a fully dynamic and customizable online investing dashboard now available to all customers including real-time streaming quotes to all customers;

•	A redesign of our public website featuring simplified navigation, personalization based on objectives and experience levels and enhanced content;

•	The launch of OneStop Rollover, an online program to simplify the process for individuals to invest their 401(k) savings from a previous employer into a professionally-managed portfolio;

•

The introduction of E*TRADE FX, a no-fee platform enabling customers to trade 56 currency pairs with the additional support of advanced charting, news and analysis, access to Forex Trading Specialists, and paper trading;

•

A redesign of our Bond Resource Center, offering customers streamlined access to news, education, intuitive screeners to select individual bonds, and tools to help customers build out their fixed income portfolio;

•

Several enhancements to our E*TRADE Pro platform, adding new tools including a trading ladder, advanced charting capabilities, redesigned strategy scanning tools and other changes to simplify the overall user experience for active traders; and

•

Several enhancements to our E*TRADE Mobile platform, including voice recognition capabilities for the iPhone®, in addition to barcode scanning, mobile check deposit, enhanced charting capabilities, mutual fund trading and the launch of the platform for Windows Phone®.

Process for Determining Executive Compensation

Compensation Committee. As described above, all members of the Compensation Committee are independent. The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the NEOs listed in the Summary Compensation Table below. The Compensation Committee reviews and approves executive compensation or, with respect to the CEO’s compensation, recommends his compensation to the independent members of the full Board for approval or ratification.

Compensation Consultants. The Compensation Committee has full authority to retain any consultant(s) it deems appropriate and for 2012 retained Johnson Associates as its outside compensation consultant to advise the Compensation Committee on matters including executive compensation practices and market compensation levels. Representatives from Johnson Associates attend meetings of the Compensation Committee. No services were provided by Johnson Associates to the Company outside of its engagement with the Compensation Committee. The Compensation Committee considered the independence of Johnson Associates and determined there were no conflicts of interest.

Role of Management. The Compensation Committee works with management, led by the CEO, in an effort to ensure that executive compensation programs will be as effective as possible to meet the Compensation Committee’s objectives of retaining and motivating executive officers and rewarding desired performance. In particular, the Compensation Committee considers the CEO’s review of the performance of other executive officers, given his daily experience with them and his particular knowledge of their roles. However, the Compensation Committee ultimately makes its own determinations regarding form and amount of any executive’s compensation and may accept or reject any recommendation from its consultants and management. In addition, the CEO is not present when the Compensation Committee or independent members of the full Board determine the CEO’s compensation.

Comparative Data. To determine whether our compensation programs are competitive, the Compensation Committee considered publicly available data provided by Johnson Associates concerning programs and compensation levels offered by other companies in relevant markets. In particular, the Compensation Committee reviewed compensation data for the companies listed below, although it did not target a specific percentile for comparing compensation. Instead, it used this information as a reference point when considering whether compensation was appropriate and competitive.

AllianceBernstein L.P.	Knight Capital Group, Inc.
Associated Banc-Corp	Legg Mason, Inc.
Broadridge Financial Solutions, Inc.	Northern Trust Corporation
Comerica Incorporated	Raymond James Financial, Inc.
The Charles Schwab Corporation	SEI Investments Company
First Horizon National Corporation	TD Ameritrade Holding Corp.
Invesco Ltd.	T. Rowe Price Group, Inc.
Jefferies & Company, Inc.

Overview of 2012 Executive Compensation

Total Compensation. Each NEO has a total target compensation, which consists of a combination of:

•	fixed cash compensation (base salary);

•	variable cash incentive payments (target annual cash bonus); and

•	long-term equity compensation (target initial value of restricted stock awards).

The Compensation Committee intends that cash incentives will reward annual financial and operating objectives, while non-cash compensation is intended to reward longer term performance through vesting requirements and ties to our stock price over time. Other than Mr. Framke’s target cash and Messrs. Audette and Framke’s equity payments, amounts were not increased for 2012 because the Committee believed it was more appropriate to concentrate on rewarding actual performance at year-end. At least once a year, the Compensation Committee reviews “tally sheets” for the NEOs, including potential total annual compensation at different performance levels and the value of outstanding equity awards. The Compensation Committee did not recommend specific changes for NEOs’ fiscal 2012 compensation in response to this review, although it uses the tally sheet information as one data point when considering executive compensation matters.

The differences in pay among executive officers is a result of the Compensation Committee’s review of the individual’s position and level of authority, experience, unique skill sets, significant achievements, the competitive level of total compensation as compared with the market, and/or individual negotiations in connection with hiring the executive. For example, our CEO’s compensation is significantly higher than that of our other executive officers because the CEO oversees all of our business units and functions. Messrs. Curcio’s and Framke’s incentive compensation target amounts for 2012 were the highest among the other NEOs because they were in charge of our trading and investing business and technology and operations, respectively, which represent our core business and strategic focus. The Compensation Committee also considers compensation of our NEOs in light of changes in roles and responsibilities.

CEO Compensation. Until his departure in August 2012, Mr. Freiberg received compensation under the terms of his Board approved employment agreement entered into in April 2010, pursuant to which he received an annual base salary of $1,000,000. He was also eligible for and received an annual cash performance bonus (at target) of $3,000,000 and annual equity incentives (at target) with a value of $3,000,000, subject to vesting over four years following the grant. The Compensation Committee believed and continues to believe that the Company’s CEO’s compensation should be heavily weighted toward incentive compensation. In determining the amounts of the CEO’s compensation, the Compensation Committee considered a variety of factors, including data from the companies listed above (but it did not target a specific level within the market data), discussions with Johnson Associates as to market practice. Mr. Freiberg received separation benefits in accordance with Mr. Freiberg’s employment agreement following his departure from the Company in August, 2012 as set forth under “Potential Payments.”

Mr. Petrilli was appointed Interim CEO in August 2012 upon Mr. Freiberg’s departure. The Compensation Committee believed it was appropriate to compensate Mr. Petrilli with a cash payment that would approximate an expected target cash compensation package for a permanent CEO, but with a fixed rather than variable payment because of the short-term nature of the appointment. Based on the recommendation of the Compensation Committee, the independent members of the Board approved a cash payment of $500,000 per month for Mr. Petrilli’s services as Interim CEO.

2012 Performance Metrics. Our strategy for 2012 continued to be to maintain the strength of our operating business while managing risks, particularly those arising from the balance sheet management segment. Accordingly, our incentive compensation program focused on these areas, but included a significant element associated with strategic and qualitative performance. The determination of our bonus pool for 2012 was based on the following criteria.

(i) Financial Goals (65%); These consisted of three goals:

•

Trading and Investing Segment. The first metric (representing 40% of the bonus pool) was chosen because it represents the core business and strategic focus and because the majority of our employees work in this segment. Our target performance for 2012 was $622 million in operating income, with a range of goals between $470 million and $780 million.

•

Balance Sheet Management Segment. The second metric (representing 15% of the bonus pool) was the operating performance of our balance sheet management segment, including provision for loan losses and gain (loss) on sales of loans and securities. This metric had a lower weighting because this segment is and will be driving less of our overall business strategy in the future. The target performance was $12 million in operating income, with a range of goals between an operating loss of $(88) million and operating income of $112 million.

•

Corporate Costs. The third metric (representing 10% of the bonus pool) was the operating loss of our unallocated corporate costs. This metric had a lower weighting because these unallocated costs consist of corporate overhead which impacts overall operating results, but does not drive our overall business strategy. The target performance was operating costs of $133 million, with a range of goals between $153 million and $113 million.

(ii) Strategic and Qualitative Performance (35%):

•

Because of the changing and uncertain economic environment, the Compensation Committee believed it was important to continue to allocate a meaningful portion of the bonus pool (35%) to reward significant qualitative and quantitative elements that could not be forecast at the beginning of the year. Although this component did not have specific performance targets, the Compensation Committee specified that it expected to focus on accomplishments in the following key areas: (i) execution of our strategic plan and quality of results; (ii) relative competitive performance; (iii) employee engagement; (iv) enterprise risk management, including regulatory capital and management of regulatory relationship; and (v) the macro-economic environment and other factors.

For purposes of the incentive plan, operating income is before bonus accrual and excludes certain one-time items, as applicable.

Determination of 2012 Compensation

Base Salary

For 2012, Mr. Framke’s base salary was increased because he assumed additional responsibilities. Mr. Curcio’s base salary was increased to reflect alignment with his peer group and to make the fixed compensation among our non-CEO executives substantially equal. No other changes were made to base salary for the other NEOs because the Compensation Committee determined that base salaries were sufficient and instead focused on performance-based cash compensation and long-term equity compensation.

Cash Incentive Program

This cash-based element of compensation provides executives an incentive and a reward for achieving meaningful near-term performance objectives that we believe will lead to sustainable performance. The Compensation Committee believes that it is important to rigorously assess achievement of our performance goals in determining whether and how much to pay in cash bonuses, but that it is important to retain a degree of flexibility given the nature of our business. For 2012, Mr. Framke’s cash incentive target was increased based upon his assuming additional responsibilities. At the end of the year, after reviewing both our financial and strategic performance, the Compensation Committee first approved a total bonus pool based on the factors described below and then assessed appropriate individual payments. In determining that the total bonus pool should be 90% of the accrued budget, the Compensation Committee considered the following factors: (i) the pro forma operating income of the Company was 5% below budget, while the trading and investing operating income was significantly below budget; (ii) the emphasis on exceeding goals and not merely meeting them at the executive level; and (iii) the Company’s accomplishment of various operational and strategic goals, when combined with special considerations, market developments and the macro-economic environment that Compensation Committee believed impacted some of the Company’s financial and strategic goals.

(i) Financial Goals. Results for each of the pre-established financial performance metrics for 2012 excluding the impact of plan payments, restructuring costs, and reserves for certain one-time legal expenses items were as follows:

•	Trading and Investing Segment. Our performance at $508 million of operating income represented 82% of the target performance level but exceeded the threshold performance level.

•	Balance Sheet Management Segment. Our performance at $110 million of operating income was $98 million better than the target performance level.

•	Unallocated Corporate Costs. Our performance at $(141) million of operating loss was $8 million lower than the target performance level but exceeded the threshold performance level.

(ii) Strategic and Qualitative Performance. In assessing our level of achievement of this metric, the Compensation Committee reviewed accomplishments in the key areas described above as well as execution of the initiatives described under “Our Compensation Philosophy: Compensation Considerations for 2012.” In determining that our collective strategic and qualitative performance was in line with target performance level, the Compensation Committee particularly focused on the following achievements:

•

Execution of our strategic plan and quality of results. This includes growing our customer base by continuing to focus on developing innovative products and services, investing in our sales force, and continuously enhancing the customer experience; capitalizing on the value of our corporate services and market making businesses; and growing our retirement and investing products and services and expanding the reach of our brand along with awareness of our products to this key customer segment.

•

Enterprise risk management, including regulatory capital and management of regulatory relationship. This includes achieving and maintaining an enterprise-wide risk management culture and platform consistent with industry best-practices and top tier regulatory guidelines and expectation.

•

Strengthening the capital structure at E*TRADE Bank by deleveraging the balance sheet and reducing costs. This includes optimizing the value of our customer deposits while continuing to mitigate credit losses in our loan portfolio; our near term priorities of de-risking, de-leveraging and strengthening our risk management capabilities; and our plan not to offer new banking products to customers, including mortgages.

As part of this assessment of the qualitative component of the bonus pool, the Compensation Committee also considered factors that may have reduced our performance results including an overall decline in market volumes, which we believed negatively impacted the number of daily average revenue trades (or DARTS).

Individual Bonus Payouts. Based on the above factors, the Compensation Committee established the overall bonus pool below target. In determining the individual NEO payments from this bonus pool, the Compensation Committee primarily considered which business segments were most successful and the importance to our strategic plan and successes, together with its view of leadership and effort by each individual officer. This resulted in the payments set forth in the “Summary Compensation Table”. For the NEOs (other than the Chief Financial Officer), the bonus payments ranged from approximately 77% to 87% of the individual’s target. In approving payouts below the overall 90% level for these NEOs, the compensation committee reviewed the desire to emphasize exceeding, not just meeting, goals for the year, to encourage focus on the improving brokerage business, and to make their “target” bonus difficult to achieve at the executive level. The differences among these three NEOs were primarily based on the particular business units, such that the highest percentage of target was paid to Mr. Curcio as the executive in charge of the trading and investing business. Also, the compensation committee believed that the performance of our Chief Financial Officer and his team greatly exceeded expectations. Rather than merely paying Mr. Audette a target-level or above-target bonus, the compensation committee believed that it was appropriate to pay him a discretionary bonus to reflect his leadership in significant efforts that will enable the Company achieve to its strategic and business goals, in particular: refinancing of the Company’s corporate debt; identifying and implementing significant cost reductions; and de-leveraging the Company’s balance sheet. As a result, the compensation committee approved a total bonus of $1 million under both the bonus plan and a discretionary payout for Mr. Audette.

Equity Compensation

Annual Long-Term Incentive Compensation. In early 2012, the Compensation Committee approved equity grants for the NEOs based on 2011 performance, as described in detail under “Compensation Discussion and Analysis” in our 2011 Proxy Statement. These equity grants vest annually over four years following the date of grant. These award amounts are set forth in the “Grants of Plan-Based Awards” table below because they were granted in 2012, although we consider them part of 2011 compensation because they related to 2011 performance.

Also in early 2012, the Compensation Committee established a program that would result in equity grants in early 2013, with the amounts depending on the Compensation Committee’s view of 2012 performance (that is, based on the performance criteria and results described under “Cash Incentive Program” above, but with the individual amounts ultimately determined in the Compensation Committee’s discretion). Therefore, in February 2013, the Compensation Committee approved equity awards to our NEOs with grant date values ranging from 75% to 150% of the individual’s target. The reasons for the differences among our NEOs were substantially similar to the reasons for the cash bonus payment differences, as described above. In addition, the Compensation Committee had increased Mr. Audette’s targeted equity amount to be better aligned with market compensation levels. No additional changes were made to equity targets for the other NEOs because the Compensation Committee determined that equity targets were sufficient and in line with market compensation levels. The Compensation Committee granted 100% of the award in restricted stock units principally because it felt that, given the stock market volatility, these awards offered better retentive and incentive value than options while still motivating the recipients to work to increase our stock price, and in less potential dilution to stockholders.

Because these awards were made in 2013, SEC disclosure rules require that they not be reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards” table below. However, we are reporting them in this Compensation Discussion and Analysis because we consider them part of our 2012 compensation. Each of the following awards was granted to the following current executive officers on February 6, 2013 and vests annually over four years:

Name	Number of RSUs (rounded down to the nearest whole number)	Aggregate Grant Date Fair Value
Matthew J. Audette	82,455	$900,000
Michael J. Curcio	91,617	$1,000,000

Equity Ownership Guidelines. The Company has implemented the following equity ownership guidelines:

•

The CEO should hold equity with a market value at the time of acquisition of five times his base salary. Prior to meeting the recommended equity level, if he exercises a stock option or vests in a restricted stock award or restricted stock unit, he is expected to retain equity with a value equal to 75% of the profit after taxes realized on the exercise or vesting.

•

Other NEOs should hold equity with a market value at the time of acquisition of three times their base salary. Prior to meeting the recommended equity level, if an NEO exercises a stock option or vests in a restricted stock award or restricted stock unit, he or she is expected to retain equity with a value equal to 50% of the profit after taxes realized on the exercise or vesting.

Recoupment Policy

Our recoupment policy is applicable to all NEOs and certain other employees. If the Compensation Committee determines that incentive compensation was overpaid as a result of a restatement of our reported financial results or any inaccurate data used to calculate such compensation, the Compensation Committee will review the cash bonus and long-term incentive plan awards granted, vested or accrued and determine the amount and kind of the overpayment. To the extent practicable, in the best interests of stockholders, and as permitted by applicable law, the Compensation Committee will seek to recover or cancel any such overpayments. The Compensation Committee may make determinations of overpayment at any time through the date the Company files its audited financial statements for the fiscal year that follows the year for which the inaccurate performance criteria were measured. However, if the Compensation Committee determines that any person purposefully provided inaccurate information or otherwise was culpable in the inaccuracy of the performance metrics, the Compensation Committee shall be entitled to determine that the overpayment with respect to such person is the entire amount of the bonus or other incentive payment or equity awarded for the applicable year, and without regard to when the event occurred.

Severance and Change in Control Provisions

As described in detail (including a quantification of potential benefits) under “Potential Payments on Termination or Change in Control” elsewhere in this Proxy Statement, we have entered into employment agreements with each of our current NEOs providing for severance benefits, including enhanced severance benefits in connection with a change in control as well as certain other benefits outside of a change in control. The Compensation Committee periodically reviews these arrangements and considers the costs and benefits, but believes these are appropriate to help prevent executives’ concern over being arbitrarily terminated. The Compensation Committee balances the potential costs of these agreements against the need to retain our executives in a market that, in spite of the challenges over the last few years, remains competitive. We do not provide any tax gross-up if the excise tax resulting from Section 280G is applied to any NEO.

Other Benefit Plans and Perquisites

We offer a non-qualified deferred compensation plan for senior management, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his or her salary or cash incentive payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

We provide matching contributions to our 401(k) plan, which are made for executives in the same manner as for our other employees. We do not sponsor any defined benefit retirement plan for our executive officers or supplemental executive retirement plan. We provide executive officers with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive has retained on his or her own behalf, with a cost per executive of less than $5,000 per annum. Beyond this, there are no perquisites offered to our senior executives with anything other than a de minimis value, except, as reported in the Summary Compensation Table, for payments to Mr. Freiberg in satisfaction of our agreement to pay him a specified amount if he declined participation in our health plan given his eligibility under a prior employer’s plan, which for fiscal 2012 resulted in payments of $37,085.

Tax Considerations

The tax deductibility of compensation is not currently a material consideration by the Compensation Committee. Although some of our incentive plans are structured so that certain types of awards will qualify as deductible, when determining executive compensation, the Compensation Committee instead focuses on the other considerations described in this Compensation Discussion and Analysis.

Compensation Risk Assessment

During 2012, the Compensation Committee considered the risk profile of its compensation programs, including a review of both executive and non-executive compensation in a series of meetings with its outside compensation consultant and members of our legal and Human Resources teams. In particular, the Compensation Committee requested that its compensation consultant review all of our incentive plans. We may periodically adjust individual plans in response to this review to ensure that the plans are not materially risky. With respect to our executive officer compensation program, we believe the program supports long-term growth and does not encourage excessive risk-taking because of the following features of our program, as further described under the heading “Compensation Discussion and Analysis” above:

•	the balance between fixed and variable pay;

•	operating income rather than revenue funds the incentive program, meaning executives must focus on all aspects of the Company’s objectives and strategic plans;

•	the aggregate bonus pool funding is capped;

•	we grant equity awards with long-term vesting criteria, which we believe prevents a focus on a short-term run-up in our stock price;

•	our equity ownership guidelines, as further described above, discourage the short-term gain our executives could realize if permitted to sell a large portion of their holdings;

•

executives’ incentive compensation depends on both pre-established financial performance objectives and subjective assessments by the Compensation Committee of the quantitative and qualitative performance at the business and individual level; and

•	we have implemented a recoupment policy for incentive compensation, as further described above.

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table includes information for our “Named Executive Officers” (also called our NEOs) which includes each person who served as our principal executive officer or principal financial officer at any time during fiscal 2012 and our other three most highly compensated executive officers at the end of fiscal 2012. Compensation is set forth for the most recent fiscal year for all Named Executive Officers and for up to two additional fiscal years for named executive officers who also served in that capacity during such fiscal years.

Name	Year	Salary		Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total Compensation
Frank J. Petrilli,	2012	$2,463,462	(5)	$62,490	(5)	$—	$—	$836	$2,526,788
Chairman of the Board of Directors & Former Interim CEO

Matthew J. Audette,	2012	$500,000		$599,996		$—	$1,000,000	$7,212	$2,107,208
EVP, Chief Financial Officer	2011	$496,154		$696,492		$252,223	$650,000	$235,292	$2,330,161

Michael J. Curcio,	2012	$499,038		$1,299,993		$—	$1,000,000	$9,242	$2,808,273
EVP, President, E*TRADE Securities LLC	2011	$450,000		$870,984		$428,995	$1,350,000	$9,971	$3,109,950
	2010	$450,000		$938,000		$453,944	$1,350,000	$7,308	$3,199,252

Gregory A. Framke, (6)	2012	$499,038		$1,249,997		$—	$750,000	$7,396	$2,506,431
EVP, Former Chief Operating Officer	2011	$450,000		$803,986		$395,997	$1,250,000	$7,206	$2,907,189
	2010	$450,000		$804,000		$389,094	$1,100,000	$18,408	$2,761,502

Nicholas A. Utton, (7)	2012	$500,000		$1,000,000		$—	$575,000	$7,390	$2,082,390
EVP, Former Chief Marketing Officer	2011	$500,000		$736,989		$362,999	$800,000	$7,034	$2,407,022
	2010	$500,000		$737,000		$356,669	$800,000	$7,203	$2,400,872

Steven J. Freiberg, (8)	2012	$630,769		$2,999,999		$—	$—	$7,043,335	$10,674,103
Former CEO	2011	$1,000,000		$1,507,485		$742,497	$3,000,000	$44,392	$6,294,374
	2010	$738,462		—		—	$2,250,000	$41,769	$3,030,231

(1)	Amounts reported in this column constitute the aggregate grant date fair value of each stock award granted for the NEO, calculated in accordance with the stock compensation accounting guidance under GAAP and based on the fair market value of the Common Stock on the grant date. For grants made in 2012, the stock awards reported in this column were in the amounts set forth in under “Grants of Plan Based Awards” below. The fair market value of the Common Stock (based on the average of the high and low sale prices) was $7.995 per share on the January 27, 2012 grant date; $9.13 per share on the February 9, 2012 grant date; and $9.70 per share on the May 10, 2012 grant date.

(2)	Amounts reported in this column constitute the aggregate grant date fair value of each option award granted for the NEO, calculated in accordance with the stock compensation accounting guidance under GAAP. For 2012, the stock options reported in this column were in the amounts set forth under “Grants of Plan Based Awards.” The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions, neither of which can be predicted with any degree of certainty.

(3)	Non-equity incentive plan compensation reported for the applicable year was based on performance in that year, but paid in February of the following year. For Mr. Audette, for 2012, this reflects his total bonus including the discretionary component, as described under “Compensation Discussion & Analysis—Cash Incentive Program.”

(4)	In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the NEOs that are available generally to all salaried employees of the Company, and, except as expressly noted, perquisites and other personal benefits received by the NEOs that in the aggregate do not exceed $10,000. The amounts set forth in this column for “other compensation” for 2012 represent (i) Company contributions to the Company’s 401(k) plan in the amount of $6,250 for each NEO; (ii) for Mr. Freiberg, $37,085 in satisfaction of our agreement to pay him if he declined participation in our health plan given his eligibility under a prior employer’s plan, as described under Compensation Discussion and Analysis above; (iii) severance payment to Mr. Freiberg; and (iv) the cost of a Company-provided umbrella liability insurance policy provided to each NEO. Mr. Petrilli did not participate in any Company benefit plans but was covered by the umbrella liability insurance policy provided to each NEO.

(5)	Mr. Petrilli’s cash compensation consists of (i) $225,000 in non-employee director fees, including fees for serving as Chairman, prior to his appointment as Interim CEO; and (ii) $2,238,462 for his services as Interim CEO. The equity grants reported in this table for Mr. Petrilli were granted under our non-employee director compensation program prior to his appointment as Interim CEO.

(6)	Mr. Framke’s responsibilities as an executive officer ended on February 4, 2013.

(7)	Mr. Utton was no longer an executive officer as of March 5, 2013.

(8)	Mr. Freiberg became our CEO in April 2010; therefore his 2010 salary was prorated from his start date. Mr. Freiberg ceased to be our CEO in August 2012; therefore his 2012 salary was prorated to his departure date.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (Dollars expressed in thousands and rounded to the nearest thousand)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Grant Date ($/Sh)	Full Grant Date Fair Value of Equity Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Frank J. Petrilli	1/27/2012	$0	$0	$0	1,563				$12,496
	5/10/2012				5,154				$49,994
Matthew J. Audette	2/9/2012	$300	$600	$900	65,717				$599,996
Michael J. Curcio	2/9/2012	$575	$1,150	$1,725	142,387				$1,299,993
Gregory A. Framke	2/9/2012	$575	$1,150	$1,725	136,911				$1,249,997
Nicholas A. Utton	2/9/2012	$375	$750	$1,125	109,529				$1,000,000
Steven J. Freiberg	2/9/2012	$1,500	$3,000	$4,500	328,587				$2,999,999

(1)

Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target payments that were established under the Company’s non-equity compensation plan for 2012 as discussed in the Compensation Discussion and Analysis, above. Payments made under the plan in February 2012 are listed in the Summary Compensation Table under the “Non-equity Incentive Plan Compensation” column.

(2)	Pursuant to SEC disclosure rules, this table does not include equity grants made in early 2013 for performance during 2012 as further described in the Compensation Discussion and Analysis. The table only includes equity awards actually granted during 2012. Pursuant to our prior year’s performance plan, these grants were made in early 2012 based on 2011 performance.

(3)	In accordance with the terms of its equity compensation plan, the Company has traditionally set the exercise price for stock options as the average of the high and low sale prices of the Company’s stock on the date of the grant. The Company believes that using the average price provides a more accurate representation of the fair market value on the date of the grant, rather than selecting a single point in time (such as the closing of the market, when traders are balancing portfolios and clearing positions for the day, sometimes resulting in anomalies to the stock price).

(4)	The Company calculated the aggregate grant date fair value of the equity awards in accordance with the stock compensation accounting guidance under GAAP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date
Frank J. Petrilli
						1,563	$13,989	1/27/2012
						5,154	$46,128	5/10/2012

Matthew J. Audette
						10,616	$95,013	2/11/2010
						25,881	$231,635	1/3/2011
						5,716	$51,158	2/10/2011
						65,717	$588,167	2/9/2012
	2,445			$231.05	2/10/2013
	500			$38.00	3/14/2013
	1,624			$274.80	4/21/2013
	175			$144.35	2/20/2014
	1,831			$242.80	2/21/2014
	7,500			$143.50	3/5/2014
	9,177			$51.90	2/11/2015
	5,294			$132.25	2/16/2015
	16,250			$9.25	2/20/2016
	11,625	5,812	(3)	$14.60	2/11/2017
	5,815	17,444		$16.30	1/3/2018
	1,935	5,805		$17.58	2/10/2018

Michael J. Curcio
						21,415	$191,664	2/11/2010
						37,158	$332,564	2/10/2011
						142,387	$1,274,364	2/9/2012
	4,127			$231.05	2/10/2013
	5,052			$237.70	2/15/2013
	7,000			$38.00	3/14/2013
	2,500			$103.95	11/24/2013
	7,500			$138.90	2/6/2014
	3,126			$233.25	2/13/2014
	2,000			$144.35	2/20/2014
	16,290			$51.90	2/11/2015
	2,470			$132.25	2/16/2015
	48,752			$9.25	2/20/2016
	34,650	17,324	(3)	$14.60	2/11/2017
	12,578	37,734		$17.58	2/10/2018

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date

Gregory A. Framke
						18,356	$164,286	2/11/2010
						34,299	$306,976	2/10/2011
						136,911	$1,225,353	2/9/2012
	3,515			$231.05	2/10/2013
	4,458			$237.70	2/15/2013
	7,500			$138.90	2/6/2014
	3,126			$233.25	2/13/2014
	2,400			$144.35	2/20/2014
	16,290			$51.90	2/11/2015
	2,381			$132.25	2/16/2015
	43,335			$9.25	2/20/2016
	29,700	14,849	(3)	$14.60	2/11/2017
	11,611	34,831		$17.58	2/10/2018

Nicholas A. Utton
						16,826	$150,593	2/11/2010
						31,441	$281,397	2/10/2011
						109,529	$980,285	2/9/2012
	4,012			$237.70	2/15/2013
	5,002			$233.25	2/13/2014
	22,500			$112.55	6/25/2014
	16,290			$51.90	2/11/2015
	32,501			$9.25	2/20/2016
	27,224	13,612	(3)	$14.60	2/11/2017
	10,643	31,929		$17.58	2/10/2018

Steven J. Freiberg
	87,079			$17.58	8/9/2013

(1)	Unless otherwise noted, all unvested option awards vest equally over a four-year period measured from the date of grant which is seven years prior to the expiration date.

(2)	Unless otherwise noted, all unvested restricted stock or restricted stock unit awards vest equally over a four-year period measured from the date of grant. Mr. Petrilli’s stock awards were granted under our non-employee director compensation program. The stock awards issued on January 27, 2012 vest two years from the grant date and the stock awards granted on May 10, 2012 vest one year from the grant date. The market value of unvested stock awards is based on $8.95 per share, which was the closing price of our Common Stock on December 31, 2012.

(3)	These awards vest equally over three years from the date of grant.

OPTION EXERCISES AND STOCK VESTED

			Option Awards		Stock Awards
Name	Grant Date	Vest Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Matthew J. Audette	1/3/2011	1/3/2012	N/A	N/A	8,628	$72,044
	2/10/2011	2/10/2012	N/A	N/A	1,906	$17,440
	2/11/2010	2/11/2012	N/A	N/A	10,616	$97,136

			N/A	N/A	21,150	$186,620

Michael J. Curcio	2/10/2011	2/10/2012	N/A	N/A	12,386	$113,332
	2/11/2010	2/11/2012	N/A	N/A	21,415	$195,947

			N/A	N/A	33,801	$309,279

Gregory A. Framke	2/10/2011	2/10/2012	N/A	N/A	11,434	$104,621
	2/11/2010	2/11/2012	N/A	N/A	18,356	$167,957

			N/A	N/A	29,790	$272,578

Nicholas A. Utton	2/10/2011	2/10/2012	N/A	N/A	10,481	$95,901
	2/11/2010	2/11/2012	N/A	N/A	16,826	$153,958

			N/A	N/A	27,307	$249,859

Steven J. Freiberg	2/10/2011	2/10/2012	N/A	N/A	21,438	$196,158
	2/10/2011	8/9/2012	N/A	N/A	64,312	$544,080
	2/9/2012	8/9/2012	N/A	N/A	328,587	$2,779,846

			N/A	N/A	414,337	$3,520,084

(1)	Mr. Petrilli did not exercise any options or have any stock awards that became vested in 2012. Aggregate value realized upon exercise or vesting is based on the fair market value of our common stock (using the average of the high and low sale prices) on the date of exercise or vesting, as applicable. With respect to options, the value realized is calculated by subtracting the exercise price from that fair market value.

PENSION BENEFITS AND DEFERRED COMPENSATION

We do not offer any defined benefit retirement plan to any of our employees, including the Named Executive Officers.

Although we have a non-qualified deferred compensation plan, during the fiscal year ended December 31, 2012, none of our NEOs elected to contribute to this plan and there were no aggregate withdrawals, distributions or balance as of December 31, 2012 with respect to any of our NEOs.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Employment Agreements with Named Executive Officers

Under the terms of their employment agreements, each Named Executive Officer in the table below (which excludes our interim CEO whose agreement is described below) is entitled to severance benefits in the event of (i) an involuntary termination of the executive’s employment without “Cause” (as defined in the employment agreement); or (ii) a voluntary termination of the executive’s employment due to an event of “Good Reason”, subject to the executive signing a release. The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in compensation; a material, adverse change in the executive’s title, authority, responsibilities or duties; relocation; or a material breach by the Company of the agreement. If the termination occurs in anticipation of, or within two years following, a change in control (which we refer to as a “CIC Termination” below), the severance benefits are increased, as described below. The severance benefits include:

•	A lump sum payment equal to one times (or two times upon a CIC Termination) base salary and target bonus;

•	A pro-rated share of target bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment (or 24 months following a CIC Termination); and

•	12 months’ accelerated vesting of outstanding equity compensation awards (or full accelerated vesting upon a CIC Termination).

In addition, under our standard forms of equity compensation agreement (including for executive officers), all equity awards become vested in the event of the employee’s death. In the event of an NEO’s death or permanent disability, we will pay his estate a pro-rata share of his non-equity incentive plan amount for that year.

The following table shows the estimated value of benefits under each of the above scenarios, assuming the specified event occurred on December 31, 2012.

Name Event of Termination	Cash Payment		Accelerated Vesting of Equity (1)	Benefits (2)	Total
Matthew J. Audette
Involuntary Termination	$1,700,000	(3)	$336,332	$14,592	$2,050,924
CIC Termination	$2,800,000	(3)	$965,974	$29,184	$3,795,158
Death	$1,700,000	(4)	$965,974	$—	$2,665,974
Michael J. Curcio
Involuntary Termination	$2,800,000	(3)	$621,112	$9,864	$3,430,976
CIC Termination	$4,450,000	(3)	$1,798,592	$19,728	$6,268,320
Death	$2,800,000	(4)	$1,798,592	$—	$4,598,592
Gregory A. Framke
Involuntary Termination	$2,800,000	(3)	$572,952	$14,592	$3,387,544
CIC Termination	$4,450,000	(3)	$1,696,616	$29,184	$6,175,800
Death	$2,800,000	(4)	$1,696,616	$—	$4,496,616
Nicholas A. Utton
Involuntary Termination	$2,000,000	(3)	$1,412,274	$13,752	$3,426,026
CIC Termination	$3,250,000	(3)	$1,412,274	$27,504	$4,689,778
Death	$2,000,000	(4)	$1,412,274	$—	$3,412,274

(1)	The value of any equity awards that would vest on each event is based on the market value of our stock, which was the closing price of $8.95 on December 31, 2012, less the applicable exercise price in the case of stock options.

(2)	Consists of continued medical coverage, assuming a cost of $822 per month for Mr. Curcio, $1,146 per month for Mr. Utton and $1,216 per month for Messrs. Audette and Framke.

(3)	Represents one times (or two times for the CIC Termination) the sum of salary and target bonus, plus prorated bonus for the year of termination. Because payment of prorated bonus in this circumstance requires us to meet our target performance for the year (which we met for 2012) and termination on December 31, 2012, assumes payment of 100% of target.

(4)	Because this scenario presumes the triggering event occurred on December 31, 2012, the pro-rata value is 100% of the target bonus for 2012.

Former CEO’s Separation Agreement. In connection with Mr. Freiberg’s departure in August 2012, we entered into a separation agreement with him, providing for the following severance benefits in exchange for a release of claims: (i) a lump sum cash severance payment of $7 million; (ii) a 2012 prorated bonus of $1,637,705 paid in February 2013, which represented 90% of his target award based on the Compensation Committee’s approved performance funding level; and (iii) accelerated vesting of all of his outstanding equity awards, which had an intrinsic value (that is, stock value less, in the case of stock options, the exercise price) of approximately $3.3 million upon vesting and resulting in an accounting expense of approximately $4.2 million.

Interim CEO Agreement. During his service as Interim CEO, we agreed to pay Mr. Petrilli $500,000 per month, in lieu of his director meeting fees. He was not eligible for severance benefits. In the event of a change in control, his non-employee director equity awards provide for accelerated vesting, and the intrinsic value of such awards at December 31, 2012, was $60,117.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2012, regarding our equity compensation plans:

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	5,576,394	$68.91	9,779,999
Equity compensation plans not approved by stockholders	—	—	—

Total	5,576,394	$68.91	9,779,999

(1)	Includes stock options and RSUs, but not restricted shares.

(2)	Excludes RSUs, which have no exercise price.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis set forth in this Proxy Statement be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Ronald D. Fisher, Chair

Frederick W. Kanner, Member

Rodger A. Lawson, Member

Rebecca Saeger, Member

Joseph M. Velli, Member

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2012, Ronald Fisher, Frederick Kanner, Rodger Lawson, Lewis Randall, Rebecca Saeger and Joseph Velli served on the Compensation Committee. None of these individuals was at any time during 2012, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Policies and Procedures for Approval of Related Party Transactions

In April 2007, the Board formally adopted a Policy, which was most recently updated on February 7, 2013, with respect to Related Party Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Governance Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and made available on our website at investor.etrade.com in the “Corporate Governance” section.

Certain Relationships and Related Transactions

In 2007, Citadel became a principal stockholder and debt holder of the Company, signed a registration rights agreement with the Company and received the right to appoint a director to the Company’s Board, which right was exercised in 2009 when Kenneth C. Griffin, Founder and CEO of Citadel Investments LLC (“Citadel”), became a director of the Company. Also in 2007, the Company and Citadel entered into an agreement pursuant to which the Company committed to route substantially all of its customer orders in exchange-listed options and 40% of its customer orders in Regulation NMS Securities to Citadel for order handling and execution through December 31, 2010. During 2011 and 2012 entities controlled by Citadel paid the Company for order flow pursuant to at-will arrangements at negotiated rates that are subject to change at any time. In 2009, Citadel acquired newly-issued convertible debentures of the Company in exchange for corporate debt of the Company. In 2010 and 2011, Citadel sold shares of the Company’s common stock in registered underwritten transactions that the Company facilitated under the registration rights agreement. In connection with the 2011 secondary offering of Company Common Stock owned by Citadel, the Company and the trustee amended the indenture for the convertible debentures to permit temporary ownership by Citadel in excess of a conversion blocker in order to facilitate Citadel’s sale of shares to the underwriter in such transaction. In March 2013, Citadel sold 27,394,448 shares of Common Stock for proceeds of approximately $309 million in a registered underwritten transaction that the Company facilitated under the registration rights agreement. Based upon publicly available information, the Company believes that Citadel currently owns less than 0.1% of Company common stock and no debt securities. On March 21, 2013, Mr. Griffin notified the Company that he does not wish to stand for re-election to the Board.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to the Company. Certain lawsuits we are involved in are discussed under Note 19 of Item 8. Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013 with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all required filings applicable to our directors, executive officers and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals intended to be included in the Company’s Proxy Statement for next year’s Annual Meeting of Stockholders no later than November 29, 2013. The proposal must be mailed to the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Under the terms of the Company’s Bylaws, stockholders who intend to present an item of business at next year’s Annual Meeting of Stockholders other than those they wish to include in the Company’s proxy materials or who intend to submit nominations must provide notice of such business or nominations to the Corporate Secretary no earlier than October 30, 2013 and no later than November 29, 2013, as set forth more fully in the Company’s Bylaws, and must comply with the other requirements set forth in the Bylaws.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2012, the Audit Committee met 15 times, and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in applicable SEC and NASDAQ rules as well as the Company’s Corporate Governance Guidelines. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, and standards of the PCAOB, including those described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2012, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Joseph L. Sclafani (Chair)
Frederick A. Kanner
James Lam
Donna L. Weaver
Stephen H. Willard

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2013.

This Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.proxyvote.com.

FORM 10-K

On February 26, 2013, the Company filed an Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission. Stockholders may obtain a copy of the Annual Report, as well as copies of this Proxy Statement and a proxy card, without charge on the Company’s website, by writing to the Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, or ir@etrade.com, or by calling us at (646) 521-4340.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

E*TRADE FINANCIAL CORPORATION 1271 AVENUE OF THE AMERICAS 14TH FLOOR NEW YORK, NY 10020	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56961-P33194	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

E*TRADE FINANCIAL CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain
	1a. Paul T. Idzik	☐	☐	☐
	1b. Frederick W. Kanner	☐	☐	☐	The Board of Directors recommends you vote FOR the following advisory proposal:		For	Against	Abstain
	1c. James Lam	☐	☐	☐	2.	To approve the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting	☐	☐	☐
	1d. Rodger A. Lawson	☐	☐	☐
	1e. Rebecca Saeger	☐	☐	☐	The Board of Directors recommends you vote FOR the following:		For	Against	Abstain
	1f. Joseph L. Sclafani	☐	☐	☐	3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013	☐	☐	☐
	1g. Joseph M. Velli	☐	☐	☐
	1h. Donna L. Weaver	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
	1i. Stephen H. Willard	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M56962-P33194

E*TRADE FINANCIAL CORPORATION Annual Meeting of Stockholders May 9, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul T. Idzik and Karl A. Roessner, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side of this card, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 11, 2013 at the Annual Meeting of Stockholders of E*TRADE Financial Corporation to be held May 9, 2013, or at any postponement or adjournment thereof. If no such directions are made, this proxy will be voted as recommended by our Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side